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                              [LETTERHEAD]



                                       December 24, 1996

ROC Communities, Inc.
6430 South Quebec Street
Englewood, CO 80111

Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038

    Re:  REIT Status of ROC Communities, Inc. and Chateau
         Properties Inc. and Tax-free Transfer under Section
         351 of the Internal Revenue Code (the "Code")
         ----------------------------------------------------

Gentlemen:

    We have been asked by ROC Communities, Inc., a Maryland corporation ("ROC"), to provide our opinion to ROC and Chateau Properties, Inc., a Maryland corporation ("Chateau") with respect to certain federal income tax matters in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (the "Merger Agreement") among ROC, Chateau and R Acquisition Sub, Inc ("RSub"), a Maryland corporation and a
subsidiary of Chateau.     The transactions include the merger of RSub into ROC
(the "Merger") and the exchange by holders ("OP Unitholders") of units of limited partner interests ("OP Units") in CP Limited Partnership (the "Operating Partnership") of certain of their OP Units for shares of Common Stock (the "OP
Unit Exchange").     As a part of the Transactions, and in order to participate in the OP Unit Exchange, the Exchanging OP Unitholders are required, among other things, to waive (the "Dividend Waiver") all rights which they may have to receive a stock dividend and corresponding OP Unit distribution with respect to the OP Units exchanged. The stock

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ROC Communities, Inc.
Chateau Properties, Inc.                 2                    December 24, 1996

dividend waived will be re-allocated to the Chateau stockholders of record as of the record date for the stock dividend. We are acting as counsel to ROC in
connection with the Merger and the related transactions.    All capitalized
terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

    In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

      (i)     The Merger Agreement;

     (ii)     The Joint Proxy Statement/Prospectus, dated
              December 24, 1996 (the "Joint Proxy Statement/Prospectus");

    (iii) The Registration Statement of ROC dated April 15, 1996 and the Registration Statement of the Operating Partnership dated February 23, 1995 (collectively, the "Registration Statements");

     (iv) The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the Amended and Restated Agreement of Limited Partnership of RCIP, L.P., and the Agreement of Limited Partnership of CCF, L.P. (the "Financing Partnership") (collectively, the "Partnership Agreements");

      (v) Each Chateau Securityholder Agreement, dated December 18, 1996 among Chateau, each OP Unitholders, the Operating Partnership and ROC (collectively, the "Chateau Securityholder Agreement");

     (vi) The opinion of Timmis & Inman dated December 24, 1996 to the effect that Chateau, commencing with its taxable year ended December 31, 1993, was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and that the Operating Partnership has been at all times and, following the Merger (after giving effect thereto), will continue to be treated as a partnership for federal income tax purposes;

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ROC Communities, Inc.
Chateau Properties, Inc.                3                      December 24, 1996

    (vii) The Private Letter Ruling 9627017 (April 1, 1996), issued by the Internal Revenue Service to Chateau and the Operating Partnership; and

   (viii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

    In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) Chateau, ROC, the Operating Partnership and the Financing Partnership at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of Chateau's, ROC's, the Financing Partnership's and the Operating Partnership's intended activities as described in the Merger Agreement, the Joint Proxy Statement/Prospectus, the
Registration Statements,    the Partnership Agreements and the Chateau
Securityholder Agreement and that Chateau, ROC, the Financing Partnership and the Operating Partnership have operated and will continue to operate in accordance with the method of operation described in the Merger Agreement, the Registration Statements, the Joint Proxy Statement/Prospectus, the Partnership
Agreements and the Chateau Securityholder Agreement.     In addition, we have
assumed, with your consent and without independent verification, that there will be no sale, exchange or other disposition by any of the stockholders of ROC, pursuant to a prearranged plan or binding agreement or obligation entered into or arising prior to the consummation of the Merger, of a number of shares of Common Stock that would reduce the aggregate number of shares of Common Stock owned by the ROC stockholders and Exchanging OP Unitholders immediately following the Merger and Other Transactions (after giving effect thereto) to an amount less than eighty (80%) percent of the outstanding shares of Common Stock as of such time.

    For purposes of rendering the opinions stated below, we have assumed, with your consent, the accuracy of the representations

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ROC Communities, Inc.
Chateau Properties, Inc.                4                      December 24, 1996

contained in the Certificate of Representations dated December 20, 1996 provided to us by ROC and RCIP, L.P. (the "ROC Certificate"). These representations generally relate to the qualification of the Merger and the OP Unit Exchange as a tax-free transfer, to the classification and operation of ROC as a REIT and to the organization and operation of ROC and RCIP, L.P. For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated December 23, 1996 provided to Timmis & Inman and us by Chateau and the Operating Partnership (the "Chateau Certificate"). These representations generally relate to the qualification of the Merger and the OP Unit Exchange as a tax-free transfer, to the classification and operation of Chateau as a REIT and to the organization and operation of Chateau and the Operating Partnership.

                                       OPINIONS

    Based upon and subject to the foregoing, we are of the opinion that:

     (i) commencing with its taxable year ended December 31, 1993, ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code;

    (ii) following the Merger (after giving effect thereto), ROC's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code;

   (iii) following the Merger (after giving effect thereto), Chateau's proposed method of operation, as described in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 24, 1996, will enable it to meet the requirements for qualification and taxation as a REIT under the Code;

    (iv) following the Merger (after giving effect thereto), the Financing Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation; and

     (v) the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of

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ROC Communities,Inc.
Chateau Properties,Inc.                 5                      December 24, 1996


         ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by holders of OP Units pursuant to the Chateau Securityholder Agreement shall be treated for federal income tax purposes as a tax-free transfer by such holders of their OP Units in exchange for shares of Common Stock, under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or such holders who transfer OP Units pursuant to the Chateau Securityholder Agreement as a result of such transfers, except to the extent provided in Section 357(c) of the Code (which generally provides that gain results to the extent that liabilities assumed or to which property is subject exceeds the adjusted basis of the properties transferred).

    The opinions stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Merger Agreement, the Chateau Securityholder Agreement and the Joint Proxy Statement/Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.

    With respect to the tax consequences of the Dividend Waiver, you should be aware that while Section 305(a) of the Code provides that gross income does not include any distribution of the stock of a corporation made by such corporation to its shareholders with respect to its stock, the Dividend Waiver may be viewed by the Internal Revenue Service as resulting in taxable income to the Chateau Shareholders. This could include an argument that the Dividend Waiver is not a distribution of the Common Stock by Chateau to the Chateau Shareholders but instead a direct transfer of value by the Exchanging OP Unitholders to such shareholders. Alternatively, even if the distribution of the common stock of Chateau was characterized as a distribution by Chateau of its common stock, the Internal Revenue Service could argue that the general rule of nontaxability does not apply pursuant to the exceptions to tax free treatment under Section 305(b) or Section 305(c) of the Code. The tax consequences of the Dividend Waiver


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ROC Communities, Inc.
Chateau Properties, Inc.                6                      December 24, 1996

will depend upon an interpretation of the particular facts and circumstances. Because of the limited authority addressing this issue, the outcome is uncertain.

    The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such
representations could affect the opinions referred to herein.    Moreover, ROC's
and Chateau's qualification and taxation as REITs depends upon ROC's and Chateau's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because ROC's and Chateau's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of ROC's and Chateau's operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as REITs under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the ROC Certificate and the Chateau Certificate.

    The opinions set forth in this letter: (i) are limited tc those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) are as of the date hereof; and (iii) are for the use and benefit of Chateau, ROC and their respective stockholders, excluding, with regard to the OP Unit Exchange, the OP Unitholders or their affiliates, and may not be relied on by any other person or entity without our prior written consent.

    We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 24, 1996 and to the reference to us under the headings "Federal Income Tax Consequences" and "Federal Income Tax Considerations Relating to Chateau and ROC."

                                                 Very truly yours,

                                                 /s/Rogers & Wells